UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 2, 2010

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On February 2, 2010, the Board of Directors of Marco Community Bank (the “Bank”), a wholly-owned subsidiary of Marco Community Bancorp, Inc. (the “Company”), consented to the issuance of a Prompt Corrective Action Directive (“Directive”) by the Board of Governors of the Federal Reserve System.

The Directive requires the Bank within 45 days, in conjunction with the Company, to: (i) raise sufficient capital to return the Bank to “adequately capitalized” status; (ii) enter into and close a contract to have the Bank acquired by another financial institution; or (iii) take such other action as to return the Bank to “adequately capitalized” status. For the Bank to attain “adequately capitalized” status, it would need to increase its Tier 1 Capital by approximately $5,000,000. The Directive further prohibits the Bank from making any distributions of capital, which the Bank has never done and has no intentions of so doing.

In addition, pursuant to the Directive, the Bank may not solicit and accept new deposit accounts or renew any time deposit bearing an interest rate that exceeds the prevailing effective rates on insured deposits of comparable amounts and maturities in the Bank’s market area. The Bank does not anticipate that these restrictions will affect its operations, as it has been operating since December 2009, under similar restrictions imposed by Federal Deposit Insurance regulations.

Finally, the Directive notifies the Bank that Federal law: (i) prohibits it from paying bonuses or increasing compensation to senior executive officers; (ii) restricts it with respect to asset growth, acquisitions, branching and new lines of business; (iii) prohibits it from making material changes in accounting methods; and (iv) engaging in certain types of transactions with the Company. The Bank had no intentions of taking any such actions prior to the entry of the Directive.

The Company, its Board of Directors and management team continue to actively pursue and work on capital raising alternatives.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.7	Prompt Corrective Action Directive

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)

Date: February 8, 2010

/s/ RICHARD STORM, JR.
Richard Storm, Jr.
Chairman and Chief Executive Officer